Exhibit (a)(5)(O)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Eneti Common Stock (as defined below), nor is it an offer to purchase or a solicitation of an offer to sell Cadeler ADSs (as defined below) or Cadeler Shares (as defined below), and is not a prospectus under the Regulation (EU) 2017/1129 on prospectuses (the “EU Prospectus Regulation” and has been prepared on the basis that any offers of securities referred to herein in any member state of the European Economic Area will be made pursuant to an exemption under the EU Prospectus Regulation, and the statements herein are subject in their entirety to the terms and conditions of the Offer (as defined below). The Offer is made solely by the Prospectus/Offer to Exchange (as defined below) and the related letter of transmittal, and any amendments or supplements thereto. The Offer is being made to all holders of shares of Eneti Common Stock. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Eneti Common Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Cadeler (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Cadeler.

Notice of Offer by

CADELER A/S

to Exchange Each Outstanding Share of the Common Stock of

ENETI INC.

for American Depositary Shares Representing an Aggregate of 3.409 Shares of Cadeler A/S

(subject to the terms and conditions described in the Prospectus/Offer to Exchange and letter of transmittal)

Cadeler A/S, a public limited liability company incorporated under the laws of Denmark (“Cadeler”), is offering to exchange for each outstanding share of Eneti Inc., a company incorporated under the laws of the Republic of the Marshall Islands (“Eneti”), par value $0.01 per share (the “Eneti Common Stock”), validly tendered in the offer and not validly withdrawn, 0.85225 American Depositary Shares (the “Cadeler ADSs”), each one (1) Cadeler ADS representing four (4) shares of Cadeler providing for an exchange ration of 3.409 shares of Cadeler, nominal value DKK 1 per share (the “Cadeler Shares”) for each share of Eneti Common Stock, subject to payment of cash compensation with respect to any fractional Cadeler ADSs, without interest and subject to reduction for any applicable withholding taxes (such offer, on the terms and subject to the conditions and procedures set forth in the Prospectus/Offer to Exchange, dated November 7, 2023 (the “Prospectus/Offer to Exchange”), and in the related letter of transmittal, together with any amendments or supplements thereto, the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:30 P.M., EASTERN TIME, ON DECEMBER 7, 2023, UNLESS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

The Offer is being made pursuant to the Business Combination Agreement, dated as of June 16, 2023 (as it may be amended from time to time, the “Business Combination Agreement”), by and between Cadeler and Eneti. The Business Combination Agreement provides, among other things, that Cadeler will make the Offer and, subject to the satisfaction or waiver of certain conditions, Cadeler will accept for exchange, and promptly thereafter exchange, shares of Eneti Common Stock validly tendered in the Offer and not validly withdrawn. The Business Combination Agreement is more fully described in the Prospectus/Offer to Exchange.

Following consummation of the Offer, subject to the terms and conditions set forth in the Business Combination Agreement, Cadeler intends to as promptly as practicable consummate a merger of a wholly owned subsidiary of Cadeler (“Merger Sub”) with and into Eneti with Merger Sub surviving the Merger (the “Merger”). The purpose of the Merger is for Cadeler to acquire all shares of Eneti Common Stock that it did not acquire in the Offer. Upon the consummation of the Merger, the Eneti business will be held by a wholly owned subsidiary of Cadeler, and the holders of Eneti Common Stock other than Cadeler (the “Eneti Stockholders”) will no longer have any direct ownership interest in the Eneti business (though those Eneti Stockholders who accept the Offer and tender their shares of Eneti Common Stock to Cadeler pursuant to the Offer will continue to have an indirect ownership interest in the Eneti business through their ownership interest in Cadeler). If the Offer is completed, the Merger will be governed by Sections 95 and 100 of the Business Corporations Act of the Republic of the Marshall Islands (the “BCAMI”). Eneti Stockholders who do not tender their shares of Eneti Common Stock in the Offer will receive compensation in the Merger. The consideration to be paid to non-tendering Eneti Stockholders in the Merger will be determined pursuant to the laws and regulations of the Republic of the Marshall Islands and will represent at least fair value as contemplated by the BCAMI, however, the consideration may be different in form and/or value from the consideration offered to tendering Eneti Stockholders in the Offer. No appraisal rights are available to Eneti Stockholders in connection with the Offer, and no appraisal rights are expected to be available to Eneti Stockholders in connection with the Merger.

The Offer and withdrawal rights will expire at 5:30 p.m., Eastern Time, on December 7, 2023 (the “Expiration Date,” unless Cadeler has extended the period during which the Offer is open in accordance with the Business Combination Agreement, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Cadeler, shall expire).

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, there having been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of shares of Eneti Common Stock that, upon the consummation of the Offer, together with any shares of Eneti Common Stock then owned by Cadeler, would represent at least 85.01% of the aggregate voting power of the shares of Eneti Common Stock outstanding immediately after the consummation of the Offer (the “Minimum Condition”), receipt of required regulatory approvals, lack of legal prohibitions, no material adverse effect (as defined in the Business Combination Agreement) having occurred with respect to Eneti since the date of the Business Combination Agreement that is continuing as of immediately prior to the Expiration Date, the accuracy of Eneti’s representations and warranties made in the Business Combination Agreement (subject to specified materiality standards), Eneti being in compliance in all material respects with its covenants under the Business Combination Agreement, the Cadeler ADSs to be issued in the Offer, and the Cadeler Shares underlying such Cadeler ADSs, being authorized for listing on the New York Stock Exchange, subject to official notice of issuance, the Cadeler Shares to be issued in the Offer being eligible for trading on the Oslo Stock Exchange and the Business Combination Agreement not having been terminated in accordance with its terms. The Offer is also subject to other conditions as set forth in the Business Combination Agreement and described in the Prospectus/Offer to Exchange (together with the conditions described above, the “Offer Conditions”).

The board of directors of Eneti has unanimously (i) determined that the terms of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Eneti and the Eneti Stockholders; (ii) determined that it is in the best interests of Eneti and the Eneti Stockholders and declared it advisable to enter into the Business Combination Agreement; (iii) approved the execution and delivery by Eneti of the Business Combination Agreement, the performance by Eneti of its covenants and agreements contained in the Business Combination Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Business Combination Agreement upon the terms and subject to the conditions contained in the Business Combination Agreement; and (iv) resolved to recommend, and recommended, that the Eneti Stockholders accept the Offer and tender their shares of Eneti Common Stock to Cadeler pursuant to the Offer.

Under certain circumstances, as set forth in the Business Combination Agreement and summarized in the Prospectus/Offer to Exchange, Cadeler may be required to extend the Offer and the previously scheduled expiration date. In the case of any extension, any such announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Cadeler may choose to make any public announcement, Cadeler assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, shares of Eneti Common Stock previously validly tendered and not validly withdrawn will remain subject to the Offer, subject to the right of each Eneti Stockholder to withdraw previously tendered shares of Eneti Common Stock. No subsequent offering period will be available following the Expiration Date without the prior written consent of Eneti, other than in accordance with the extension provisions set forth in the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, Cadeler also reserves the right to waive any Offer Condition or modify the terms of the Offer.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued as consideration in the Offer or passed on upon the adequacy or accuracy of the Prospectus/Offer to Exchange. Any representation to the contrary is a criminal offense.

Upon the terms of the Offer and subject to the satisfaction or waiver of the Offer Conditions (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment in accordance with the Business Combination Agreement), promptly after the Expiration Date, Cadeler will accept for exchange, and will thereafter promptly exchange, shares of Eneti Common Stock validly tendered and not validly withdrawn prior to the Expiration Date. In all cases, an Eneti Stockholder will receive consideration for tendered shares of Eneti Common Stock only after timely receipt by the exchange agent of certificates for those shares, if any, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of transmittal or an agent’s message in connection with a book-entry transfer and any other required documents.

For purposes of the Offer, Cadeler will be deemed to have accepted for exchange shares of Eneti Common Stock validly tendered and not validly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the Offer. The exchange agent will deliver to the applicable Eneti Stockholders any Cadeler ADSs representing Cadeler Shares issuable in exchange for shares of Eneti Common Stock validly tendered and accepted pursuant to the Offer promptly after receipt of such notice. The exchange agent will act as the agent for tendering Eneti Stockholders for the purpose of receiving Cadeler ADSs representing Cadeler Shares from Cadeler and transmitting such Cadeler ADSs to the tendering Eneti Stockholders.

Eneti Stockholders may withdraw tendered shares of Eneti Common Stock at any time until the Expiration Date and, if Cadeler has not agreed to accept the shares for exchange on or prior to January 8, 2024, Eneti Stockholders may thereafter withdraw their shares from tender at any time after such date until Cadeler accepts shares for exchange.

For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the Eneti Stockholder at one of the addresses set forth in the Prospectus/Offer to Exchange, prior to the Expiration Date. The notice must include the Eneti Stockholder’s name, address and social security number, the certificate number(s), if any, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.

Cadeler is not providing for guaranteed delivery procedures and therefore Eneti Stockholders who hold their shares through a DTC participant must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the Expiration Date. Eneti Stockholders must tender their shares of Eneti Common Stock in accordance with the procedures set forth in the Prospectus/Offer to Exchange and related letter of transmittal.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Prospectus/Offer to Exchange and is incorporated herein by reference.

Eneti has provided Cadeler with the list of Eneti Stockholders and security position listings for the purpose of disseminating the Prospectus/Offer to Exchange, the related letter of transmittal and other related materials to Eneti Stockholders. The Prospectus/Offer to Exchange and related letter of transmittal will be mailed to record holders of shares of Eneti Common Stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of Eneti Common Stock.

Each Eneti Stockholder should read the discussion under “Material Tax Consequences—Material U.S. Federal Income Tax Considerations” in the Prospectus/Offer to Exchange and should consult its own tax advisor as to the particular tax consequences of the Offer and the Merger to such stockholder.

The Prospectus/Offer to Exchange and the related letter of transmittal contain important information. Holders of shares of Eneti Common Stock should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the information agent at its address and telephone number set forth below. Requests for copies of the Prospectus/Offer to Exchange, the letter of transmittal and other exchange offer materials may be directed to the information agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Cadeler will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, Cadeler will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Eneti Common Stock pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd floor
New York, NY 10005

Shareholders Call Toll Free: (800) 967-4607
Banks & Brokers Call Collect: (212) 269-5550
Email: NETI@dfking.com

November 7, 2023

4